STEUBEN TRUST CORPORATION
POWER OF ATTORNEY

The Issuer and each person whose signature appears below hereby appoints Brenda L. Copeland, John S. Eagleton, and James P. Nicoloff, and each of them, as attorneys-in-fact, each with full power of substitution, to execute in their names and on behalf of the Issuer and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this Offering Statement as the attorney-in-fact acting on the premise shall from time to time deem appropriate and to file any such amendment to this Offering Statement with the Securities and Exchange Commission. This Power of Attorney may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

SIGNATURES

Date: 2/15, 2018	David A. Shults, Director and Chairman of the Board
Date: 02/15/18, 2018	Brenda L. Copeland, Director, CEO & Vice Chair of the Board
Date: 2/20, 2018	Michael E. Davidson, Director
Date: 2/15/8, 2018	John S. Eagleton, Director & President
Date: 2/15/18, 2018	Stoner E. Horey, Director
Date: 3/8, 2018	L. Victor Myers, Director
Date: 2/15/18, 2018	Amanda S. Parker, Director
Date: 2/15, 2018	Charles D. Oliver, Director
Date: 2.15, 2018	Sherry C. Walton, Director
Date: 2/15, 2018	Brian L. Wilkins, Director
Date: 2/15, 2018	Mark A. Zupan, Director

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